Hennessy Advisors, Inc. Reports First Quarter Earnings Increase of 40%

Firm Also Announces Quarterly Dividend Increase of 20%

NOVATO, Calif., Jan. 29, 2015 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today reported fully diluted earnings per share of $0.35 for the first fiscal quarter ended December 31, 2014, an increase of 40% over the prior comparable period ended December 31, 2013. Total assets under management as of December 31, 2014 were $5.9 billion, which represents an increase of 33% versus December 31, 2013. Likewise, average assets under management, upon which revenue is calculated, increased by 32% from period to period. The increase in assets under management is attributable to both positive net purchases and strong investment performance of the family of mutual funds Hennessy Advisors manages.

Additionally, the Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.06 per share, which represents a 20% increase over the previous quarterly dividend. This quarterly dividend will be paid on March 9, 2015 to shareholders of record as of February 13, 2015. Hennessy Advisors, Inc. has paid dividends each year since 2005.

"The financial markets continued to deliver strong results over the quarter. Our mutual funds demonstrated momentum as well, as fifteen of our sixteen funds delivered positive performance over the 1-, 3-, 5- and 10-year periods (ended December 31, 2014)," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "While the markets may experience short term periods of volatility, I continue to believe that the fundamentals underlying the financial markets are viable and that we may see moderate market returns over the long term," he added.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2014	Dec. 31, 2013	$ Change	% Change
Total Revenue	$ 9,733,740	$ 7,921,323	$ 1,812,417	22.9%
Net Income	$ 2,066,279	$ 1,456,776	$ 609,503	41.8%
Earnings Per Share (Diluted)	$ 0.35	$ 0.25	$ 0.10	40.0%
Weighted Average Number of
Shares Outstanding (Diluted)	5,839,657	5,797,260	42,397	0.7%
Mutual Fund Average Assets Under Management	$ 5,648,602,576	$ 4,265,147,048	$ 1,383,455,528	32.4%

At Period Ending Date	Dec. 31, 2014	Dec. 31, 2013	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 5,940,055,415	$ 4,480,322,229	$ 1,459,733,186	32.6%
Retained Earnings	$ 28,308,790	$ 21,111,938	$ 7,196,852	34.1%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 212-600-2150